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Letter from your chief financial officer

"Our financial strategy reflects Intel's
long-held belief that profits finance growth."

Andy D. Bryant

For the last two years, as major economies around the world have struggled, Intel has vigorously pursued the same financial strategy: attack non-essential spending to protect profits and preserve cash while proceeding with investments that make us more competitive. As a measure of our progress in 2002, we note these financial accomplishments:

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  Net income of $3.1 billion.
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  16 consecutive years and 64 consecutive quarters of profitability.
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  Operating income of $4.4 billion, or 16% of revenue.
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  Another year of progress in containing discretionary spending, which declined in dollars and as a percentage of sales. In absolute dollars, discretionary spending has declined nearly 50% from its peak in 2000.
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  A 6% reduction in our workforce, accomplished without major layoffs, reducing the workforce by 13% since peak employment in March 2001.
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  Savings of hundreds of millions of dollars as we re-deploy resources to areas of higher productivity and strategic importance. In 2001, these efforts took an estimated $1 billion out of our cost structure, followed by additional savings in 2002 of more than $300 million.
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  Outstanding credit controls. The quarterly DSO (days' sales outstanding) ranged from 34 to 37 days. A lower DSO is an indicator that the company will be able to turn receivables into cash faster.
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  Capital spending of $4.7 billion and research and development investments of $4 billion, primarily directed to advanced technologies and processes.
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  41 consecutive quarters of dividend payments, a cumulative distribution of $2.8 billion.
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  $4 billion in stock repurchases, bringing the cumulative number of shares repurchased to 1.7 billion.
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  An increase of just over $1 billion in cash, short-term investments and fixed-income trading assets, bringing the total to $12.2 billion.
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  A strong balance sheet, with debt that is only 4% of equity.
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  Seven consecutive years in which cash from operations has exceeded $8 billion.
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  Return on invested capital that is among the highest in the semiconductor industry.

        It is difficult to create shareholder value in the current economic environment—even more difficult to do so two years in a row. The challenge, also an opportunity, is to make sure the company is in the best practicable financial health during poor economic conditions while making the investments we believe will position us to take advantage of the inevitable recovery. Our financial strategy reflects Intel's long-held belief that profits finance growth. Although the accomplishments listed above deliver measurable financial progress now, we are planning for their full value to be realized in the months and years ahead. We are grateful to our employees for their extraordinary effort and to our stockholders for remaining with us.

New environment, new legislation, new processes

        While tackling the business challenges of the last two years, we have also worked to stay ahead of larger changes in business and society. Always a company with a healthy dose of paranoia, Intel has strengthened its efforts to preserve the safety of our employees, the accuracy of our financial information and the integrity of our business practices.

        A special task force on safety and security worked throughout 2002 to test and improve Intel's ability to respond to a crisis. Led by senior management, the team has focused on the safety of people, protection of assets and business continuity.

        New corporate and securities laws seek to avert a different crisis, to restore public confidence in the financial information companies provide to stockholders. The practical implications of the new regulations have been enormous. To comply with these regulations, Intel has implemented a host of new processes involving thousands of hours of work.

        Executive management meets regularly to review the adequacy of the company's internal and disclosure controls. We rely on our internal controls for the accuracy of our financial information and on our disclosure controls to report information to the public in a timely manner. These controls are designed to give reasonable assurance that public filings contain no material inaccuracies or omissions. Following these reviews, the chief executive officer (CEO) and I, as chief financial officer (CFO), certify the company's financial statements, and publish a report on our controls evaluation in our filings with the U.S. Securities and Exchange Commission.

        Intel believes that the events of the last year have created an environment that demands more than compliance with the law to maintain public confidence. Company culture must be based on an ethic of uncompromising integrity, one of Intel's key values since its founding. The example set by a company's leadership is essential to defining such a culture. In my 21 years at Intel, I have worked for three CEOs: Gordon Moore, Andy Grove and Craig Barrett. Without exception, each of them has always expected me to do the right thing for our stockholders.

        While necessary, leadership alone is not sufficient. Every employee must be able to be a role model. Last year, Intel expanded its education program to provide a strong base of tools that can help people deal with increasingly complex business ethics situations. In January 2003, we launched an Ethics at Intel web site. Hundreds of managers participate in special classes on ethics and business practices. Before the end of the year, essentially all Intel employees will be required to take a new course in business ethics in addition to their current training. Integrity is not a steady state but a constant effort.

Stock options: accounting matters

        A critical measure of a company's integrity is the quality of its reported financial information. Investors have a right to receive information that is accurate and transparent, providing the basis for making informed investment decisions. This principle is the foundation for U.S. capital markets, which remain the strongest in the world. Accounting matters.

        Proposals to change the accounting treatment for stock options will impair rather than improve the usefulness of our financial reports. The pros and cons of stock options have been the subject of much public debate, but the practical issues regarding the quality of the information investors receive have been overlooked. Forcing companies to "create" a non-cash expense would guarantee that investors would routinely receive unreliable financial information that is highly subjective and easily manipulated.

        Intel, along with many companies, as well as finance and accounting professionals, believes that stock options do not constitute an expense, as they do not involve a cash payment or result in an outflow of corporate assets. To treat options as an expense, companies would have to estimate their value by relying on valuation models that were not intended for this purpose and therefore result in inherently inaccurate calculations. The result would be a significant non-cash item based on arbitrary assumptions and therefore ripe for abuse. This takes us back down a path that the country is trying to leave behind: the use of complex formulas to justify the value of items for which markets do not exist.

        Since 1995, companies have been required to use one of these formulas to value their employee stock option grants and to include the information in a footnote to their financial statements. During that time, various empirical studies have testified to the variability and subjectivity of this exercise. The irrelevance of this calculation is also borne out in my personal experience. During my nine-year tenure as CFO of Intel, only a handful of investors have asked me about the valuation of this would-be expense.

        Investors have, however, more frequently asked us about other information provided in the same footnote: the potential dilution from stock option grants. Dilution, which can result from issuing additional shares, is the real cost of a stock option program. Options do not alter the overall financial performance of a company. They do not reduce earnings, but they do increase the potential number of shares that could have a claim to those earnings. The change is not in the overall size of the pie but in the way the pie is sliced. The cost of dilution is borne by existing stockholders, and its impact is accurately and transparently reflected in our financial reports.

        Intel is a big believer in the power of full disclosure. We support proposals that would require companies to provide additional information so that investors can assess the potential dilution and effectiveness of stock option programs. In 2002, we expanded our disclosure to provide quarterly information about the impact of grants, the distribution of grants between top executives and other employees, and data about grant amounts and exercise prices.

        Intel's goal is to keep potential new dilution attributable to stock options below an annual average of 2% of the total shares outstanding. In fact, our actual dilution has been significantly less than 2%. We also limit the percentage of options issued to the top five officers, with more than 97% of options routinely granted to a broad base of employees. Substantially all Intel employees participate in one of our stock option plans.

        The evidence is compelling that broadly based option plans add value for all stockholders. Unnecessary accounting changes adding unreliable information to the income statement would be counter-productive for your company and to the goal of continuous improvement in financial reporting.

Andy D. Bryant
Chief Financial Officer